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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January ___, 1999, by and between BrightStar Information Technology Group, Inc., a Delaware corporation (the "Company"), and Don Rowley (the "Employee").

         In consideration of the mutual covenants contained herein, the parties hereby agree as follows:


                              SECTION 1. EMPLOYMENT

         Subject to the terms and conditions hereof, the Company hereby employs the Employee, and the Employee hereby accepts such employment, to continue until terminated as provided herein (the "Employment").


                         SECTION 2. POSITION AND DUTIES

         2.1 Position. The Employee will serve the Company in the position of Chief Financial Officer, or such other position(s) as the Board of Directors of the Company (the "Board") may determine with the agreement of the Employee from time to time, consistent with the duties and responsibilities of a company's chief financial officer. The Employee will report to the Company's President and Chief Executive Officer.

         2.2 Duties. The Employee will, to the best of the Employee's ability, perform (i) the customary duties of the Employee's position, which shall include primary responsibility for company-wide financial reporting and treasury operations, and (ii) such other duties as are reasonably assigned to the Employee from time to time. The Employee will at all times perform such duties loyally and conscientiously.

         2.3 Full Time and Best Efforts. During the Employment, the Employee will devote the Employee's full time and best efforts to the performance of the duties hereunder and to the business and affairs of the Company. The Employee agrees that in the provision of all services to the Company, he will comply with and follow the provisions of this Agreement and all directives, policies, standards and regulations from time to time established by the Board. The Employee represents and warrants that he is under no contractual or other restrictions or obligations which will materially limit the performance of his obligations hereunder or limit the use by the Employee of any information which relates to the business of the Company.


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Employment Agreement
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         2.4 Principal Office. The Employee will perform his duties primarily at the Company's principal office in the San Francisco Bay Area. However, the Employee may be required on reasonable notice to travel from time to time in the performance of his duties.


                            SECTION 3. COMPENSATION.

         The compensation for the services to be rendered by the Employee shall be as follows:

         3.1 Salary. The Company will pay the Employee an annual salary of $250,000, payable in semi-monthly installments consistent with the Company's established payroll policies.

         3.2 Bonus. The Company will pay the Employee a bonus of up to $150,000, payable as follows: if the Company achieves net revenues for calendar 1999 of $150,000,000, and net earnings of at least $0.80 per fully diluted share, the Company shall pay the Employee $150,000. If the Company fails to achieve net earnings of at least $0.80 per fully diluted share during 1999, no bonus shall be payable. If the Company achieves such earnings, but fails to achieve net revenues of $150,000,000, the bonus shall be $100,000. Any bonus payable pursuant to this Section 3.2 shall be paid on or before March 31, 2000. Net revenues and earnings shall be determined by the Company's independent accountants in accordance with generally accepted accounting principles.

         3.3 Benefits. During the Employment, the Employee will be entitled to medical insurance and other benefits consistent with the Company's policies for employees generally. Additionally, the Employee shall be eligible to participate in such executive incentive bonus and/or benefit plans made available from time to time, at the discretion of the Board, to all employees generally and to those individuals designated as "key employees" at a level of participation designated by the Board.

         3.4 Vacation. The Employee shall be given three weeks of vacation time per year or the benefit of the Company's personal time off policy, whichever is greater. Unused vacation time shall accrue to the following year, provided that the maximum accrued vacation shall not exceed four weeks. Accrued vacation shall be payable upon the Employee's termination.

         3.5 Travel. During the Employment, the Company shall reimburse Employee for one round-trip coach ticket from the San Francisco Bay Area to New York City each week for weekend visits to his principal residence.

         3.6 Local Residence. During the Employment, the Company shall reimburse the Employee for the rental of a personal residence in the San Francisco Bay Area. Such reimbursement shall not exceed $1,700 per month.


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Employment Agreement
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         3.7 Stock Options. At the first meeting of the Board following the execution of this Agreement, the Company shall grant to the Employee an incentive stock option to purchase up to 40,000 shares of the Company's Common Stock. Such option shall vest quarterly over a three-year period.


         3.8 Tax Withholding. The Company will have the right to deduct or withhold from the compensation due to the Employee all amounts required to be withheld by law for Social Security, federal, state and local taxes as applicable from time to time.

         3.9 Relocation Expenses. The Company will reimburse the Employee for his reasonable relocation expenses in moving to the San Francisco Bay Area.


                          SECTION 4. BUSINESS EXPENSES

         4.1 Reimbursement. Subject to the conditions hereof, the Company will reimburse the Employee for reasonable business expenses incurred by the Employee in the course of the Employment, in accordance with the policies of the Company in effect from time to time.

         4.2 Adequate Records. No such expenditure will be reimbursable unless the Employee furnishes to the Company adequate records and other documentary evidence required under the tax laws for substantiation of such expenditure.


                 SECTION 5. CONFIDENTIALITY AND OTHER AGREEMENTS

         5.1 Confidentiality. The Employee shall be subject to the terms and conditions of the Company's standard confidentiality agreement in effect from time to time.

         5.2 Indemnity and Insurance. The Employee shall be indemnified by the Company, to the maximum extent permitted under applicable law, for his activities as an officer of the Company hereunder, and the Employee will be covered by any and all liability insurance purchased by the Company for its directors and officers.


                      SECTION 6. TERMINATION OF EMPLOYMENT.

         6.1 Employment at Will. The Employment shall be terminable by the Company at will, with or without Cause. "Cause" shall mean (i) the commission by the Employee of any felony or any other crime involving moral turpitude, (ii) a material breach of this Agreement which, if curable, is not cured within thirty
(30) days after written notice to the Employee of such breach; (iii) the commission by the Employee of an act of fraud upon the Company or any of its


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Employment Agreement
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affiliates; (iv) the misappropriation of any funds or property of the Company or any of its affiliates; (v) the failure by the Employee to perform material duties assigned to him pursuant to this Agreement or otherwise assigned to and accepted by the Employee, or to comply with any Company policy, after reasonable written notice and opportunity to cure such performance; or (vi) the engagement in any activity which would constitute a material violation of the provisions of the Company's insider trading policy, if any, then in effect.

         6.2 Severance. If the Company terminates the Employment without Cause, the Company shall continue to pay the Employee the compensation due under
Section 3.1 for a period of one year following the date of such termination.

         6.3 Cause; Resignation. If the Employment is terminated for Cause or by the Employee's voluntary resignation, the Company will continue to pay the Employee the compensation and benefits set forth in Section 3 above through the effective date of such termination.

         6.4 Termination Following Change of Control. In the event of (i) the sale of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, liquidation or reorganization of the Company in which the Company or an affiliate of the Company is not the surviving entity, or which results, in any event, in a change of control of the Company (each, a "Change in Control Transaction"), the Company or the surviving entity, as the case may be, may either (A) terminate the Employment hereunder and pay to the Employee an amount equal to two years compensation and benefits (as set forth in Sections 3.1 and 3.2), payable not less than monthly, or (B) adopt this Agreement; provided, however, that if the Company or the surviving entity elects to adopt this Agreement following a Change in Control Transaction and it shall subsequently terminate the Employment without Cause, then it shall pay and provide to the Employee the greater of (a) the salary and benefits otherwise payable under Sections 3.1 and 3.3 for a period ending two years after the date of the Change in Control Transaction, or (b) the amount payable under Section 6.2.


                         SECTION 7. GENERAL PROVISIONS.

         7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         7.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective heirs, affiliates, successors and assigns of the parties; provided, however, that neither party shall be permitted to assign this Agreement without the prior written consent of the other party.

         7.3 Construction. In the event that any of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.


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         7.4 Notices. Any notice which either party is required or permitted to give to the other party hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at the address set forth below:

         If to the Company:

         Attn: President

         If to the Employee:
         Don Rowley


or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. at the beginning of this Agreement, or at such other address as the other party may from time to time designate pursuant to this Section 7.4. The date of personal delivery or three (3) days after the date of mailing of any such notice, as the case may be, shall be the date such notice is deemed given.

         7.5 Waivers. No failure or delay on the part of either party in the exercise of any right hereunder will operate as a waiver thereof. Any waiver of any right hereunder will be effective only if in writing. Any single or partial waiver of any right hereunder shall not operate as a waiver of any preceding or succeeding such right or any other right.

         7.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Employment and supersedes all prior agreements, understandings and communications between the parties with respect thereto.

         7.7 Amendment. Any amendment to this Agreement shall be effective only if in writing signed by both parties with specific reference hereto.

         7.8 Legal Fees. The prevailing party in any legal action between the parties arising out of this Agreement will be entitled, in addition to any other rights and remedies such party may have, to reimbursement for such party's legal expenses, including court costs and reasonable attorneys' fees.

         7.9 Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.


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Employment Agreement
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Executed effective as of the date first set forth above.


THE COMPANY:                       By:
                                      ------------------------------------------
                                   Michael A. Ober
                                   President & CEO
                                   BrightStar Information Technology Group, Inc.




THE EMPLOYEE:                      ---------------------------------------------
                                   Don Rowley